Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED THE “SECURITIES ACT”) OR UNDER THE LAWS OF ANY STATE OF THE UNITED STATES.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS; (C) WITHIN THE UNITED STATES IN ACCORDANCE (1) RULE 144A UNDER THE SECURITIES ACT OR (2)  RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE; (D) UNDER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; OR (E) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS; AND IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, PROVIDED THAT, IN THE CASE OF TRANSACTIONS PURSUANT TO (C)(2) OR (E) ABOVE, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) MARCH 1, 2009, AND (II) THE DATE THE ISSUER OF THIS SECURITY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

WARRANT TO PURCHASE PREFERRED SHARES

Issuer:	ENERKEM INC., a Canadian corporation
Number of Shares:	As determined in Section 1 below
Class of Stock:	Series 3 Class A Preferred Shares
Exercise Price:	As determined in Section 1 below
Issue Date:	March 13, 2009
Expiration Date:

The earlier to occur of (i) the seventh (7th) anniversary of the Issue Date or (ii) the fifth (5th) anniversary of the closing of an IPO (as defined below) unless earlier terminated pursuant to Section 2(f)(ii), or (iii) pursuant to any Acquisition (as defined below and as set forth in Section 2(f)(i)).

THIS WARRANT CERTIFIES THAT, for the agreed upon value of CAD $6,000 and for other good and valuable consideration, this Warrant is issued to ATEL VENTURES, INC., in its capacity as Trustee for its assignee affiliated funds identified in that certain Amendment and Restatement of Inter-Company Trust Agreement for Warrants dated as of January 1, 2007, as may be amended and restated from time to time, and deemed effective as of July 20, 2004, (“Holder”) by ENERKEM INC., a Canadian corporation (the “Company”).

1.          ISSUANCE.

Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed subscription form annexed hereto as Appendix 1, at the office of the Company, 615 Rene-Levesque Blvd. West, Suite 820, Montreal, Quebec QC H3B 1P5, Canada, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company the Initial Number of fully paid and non-assessable Series 3 Class A Preferred Shares, without par value, of the Company (the “Shares”), as determined below, at a purchase price per Share as specified below (the “Exercise Price”). Subject to any earlier exercise which shall be permitted pursuant to Section 2(f) below, this Warrant may be exercised in whole or in part at any time and from time to time after the Initial Exercise Date until 5:00 PM, Montreal time, on the Expiration Date set forth above, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the number of Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as hereinafter provided.

For purposes of this Warrant, the following defined terms have the meanings specified:

“Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50.01% of the outstanding voting equity securities of the Company or the surviving or successor entity immediately following the transaction.

“Adjusted Preferred Issuance Price” is the sum of (i) the Last Round Price and (ii) the Price Modifier.

“Common Shares” is the Class A or Class C Common Shares in the capital of the Company, as applicable.

“Exercise Price” is:

(a)                                  If the Next Round does not close on or before December 31, 2009, the Last Round Price; or

(b)                                 If the Next Round closes on or before December 31, 2009, the weighted average of (i) the Last Round Price and (ii) the Adjusted Preferred Issuance Price; or

(c)                                  In the case of an Acquisition or an IPO that occurs prior to the Initial Exercise Date, the weighted average of (i) the Last Round Price and (ii) the Adjusted Preferred Issuance Price (provided that, for purposes of calculating the Price Modifier, the reference to “Next Round Closing Date” in the definition of “Elapsed Days” shall be deemed to refer to the closing date of such Acquisition or IPO and the reference to “Next Round Price” in the definition of “Price Differential” shall be deemed to refer to the per share price in such Acquisition or IPO).

“Initial Number” is the number obtained by dividing the Warrant Factor by the Exercise Price; if such number is a fraction, it shall be increased to the next integral number.

“Initial Exercise Date” is the earlier of (i) the closing of the Next Round and (ii) December 31, 2009.

“IPO” means an initial public offering under a receipted prospectus pursuant to the Securities Act (Québec), as amended, or any similar document filed under other applicable securities laws in Canada or the United States, pursuant to which the Class A Common Shares in the capital of the Company are listed on the Toronto Stock Exchange, the New York Stock Exchange or are quoted on the NASDAQ national market system or any combination thereof.

“Last Round Price” is CAD $46.00.

“Next Round” is the first equity financing by the Company after the Issue Date in which the Company receives aggregate gross proceeds of not less than CAD $12,500,000 for the shares issued.

“Next Round Closing Date” is the closing date for the Next Round.

“Next Round Price” is the per share issuance price for the shares issued in the Next Round.

“Preferred Shares” is the Class A Preferred Shares in the capital of the Company.

“Price Modifier” is the CAD amount obtained by multiplying the Elapsed Days by the Price Differential. “Elapsed Days” is a fraction, the numerator of which is the number of days elapsed from April 1, 2008, to the Issue Date and the denominator of which is the number of days elapsed from April 1, 2008, to the Next Round Closing Date. The “Price Differential” is the amount by which the Next Round Price exceeds the Last Round Price.

“Shareholder Agreement” is that certain unanimous shareholder agreement dated as of April 1, 2008 among the Company and its shareholders.

“Warrant Factor” is the CAD amount obtained by converting US $350,000 into CAD at the exchange rate for US Dollars and CAD on the Issue Date, as published in The Wall Street Journal.

2.          EXERCISE

(a) Method of Exercise. Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 2(b), Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

(b) Conversion Right. In lieu of exercising this Warrant as specified in Section 2(a), Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined as follows:

X =	Y(A-B)
A

where:

X = the number of Shares to be issued to the Holder;

Y = the number of Shares with respect to which this Warrant is being exercised;

A = the Fair Market Value (as determined pursuant to Section 2(c) below) of one Share at the time the conversion right under this Section 2(b) is exercised; and

B= the Exercise Price.

(c) Fair Market Value.

(i)                                     If the Common Shares are traded on a nationally recognized securities exchange or over the counter market, the Fair Market Value of one Share shall be the weighted average closing price of the Common Shares over the 20 consecutive trading days ending on the 5th trading day preceding the date of Holder’s Notice of Exercise to the Company (or such lesser number of trading days as the stock has been publicly traded). Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Shares, the Fair Market Value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of Common Shares into which each Preferred Share is convertible at the time of exercise.

(ii)                                  If the Common Shares are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine the Fair Market Value of the Common Shares in its reasonable good faith judgment.

(d) Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

(e) Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

(f) Assumption on Sale, Merger, or Consolidation of the Company or Treatment of the Warrant upon IPO.

(i)                                     Treatment of Warrant at Acquisition.

(A)                              Upon the written request of the Company, Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or freely tradable publicly traded securities, either (1) Holder shall exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (2) if Holder elects not to exercise the Warrant, this Warrant will expire upon the consummation of such Acquisition.  The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(B)                                Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is a sale of all or substantially all of the Company’s assets, either (1) Holder shall exercise this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (2) if Holder elects not to exercise the Warrant, this Warrant will expire 120 days after the consummation of such Acquisition unless the Company continues to operate its business as a going concern during such time, in which case the Warrant will remain outstanding in accordance with its terms. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(C)                                Upon the closing of any Acquisition other than those particularly described in subsections (A) and (B) above, then the Company may either, at its sole discretion,:

(1)                                  cause the successor entity to assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and its subsequent closing, (in such instance, the Exercise Price and/or number of Shares shall be adjusted accordingly), or

(2)                                  purchase this Warrant on the closing date of the Acquisition for cash in an amount equal to the greater of (i) three (3) times the Exercise Price, less the Exercise Price, or (ii) the excess (if any) of the Fair Market Value over the Exercise Price.  The Fair Market Value shall be determined as set forth in Section 2(c).

(ii)                                  Exercise of Warrant in Connection with IPO. If all other warrants to acquire any of the Company’s securities, that are outstanding on the date hereof, will terminate upon the closing of the IPO to the extent not exercised on or prior to the closing of the IPO, then Holder shall be required to exercise this Warrant on or prior to the closing of the IPO and to the extent that this Warrant is not so exercised, it will be automatically terminated upon the closing of the IPO.  If the Holder is not required to exercise this Warrant in connection with the IPO in accordance with the preceding sentence, it will remain outstanding in accordance with its terms after the IPO closes.

(g) Conversion or Redemption of Series 3 Class A Preferred Shares. Should all of the Company’s Series 3 Class A Preferred Shares be, or if outstanding would be, at any time prior to the expiration of the Warrant or any portion thereof, redeemed or converted into Common Shares in accordance with the Charter, then this Warrant shall become immediately exercisable prior to such event for that number of Common Shares that would have been received if this Warrant had been exercised in full and the Series 3 Class A Preferred Shares received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of Series 3 Class A Preferred Shares for which this Warrant was exercisable immediately prior to such conversion or redemption, by (y) the number of Common Shares for which this Warrant is exercisable immediately after such conversion or redemption.  For purposes of the forgoing, the “Charter” shall mean the Articles of Amendment of the Company, as amended and /or restated and effective immediately prior to the redemption or conversion of all of the Company’s Series 3 Class A Preferred Shares.

3.          ADJUSTMENTS.

(a) Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding Preferred Shares, payable in Common Shares or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the record date for the dividend. If the outstanding Preferred Shares are subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Shares issuable upon the exercise of this Warrant shall be proportionately increased.

(b) Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(c) Adjustments for Combinations, Etc. If the outstanding Preferred Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares issuable upon the exercise of this Warrant shall be proportionately decreased.

(d) No Impairment. The Company shall not, by amendment of its Charter or by-laws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

(e) Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 2(c) above) of one Share.

(f) Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares issuable upon the exercise of this Warrant or class of security for which this Warrant is exercisable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares and class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

(g) No Adjustment. Notwithstanding the foregoing: (i) no adjustment shall be made in respect of any event described in this Section 3 if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if it had exercised the Warrants prior to the effective date or record date of such event and (ii) no adjustment shall be made to the Exercise Price or the number of Shares issuable upon the exercise of this Warrant unless the adjustment would result in a change of at least 1% in the Exercise Price or in the number of Shares issuable upon such exercise (provided that any adjustments that would have been made but for this Section 3(h)(ii) will be carried forward and taken into account in any subsequent adjustment).

4.          REPRESENTATIONS AND COVENANTS.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants to Holder as follows:

(i)                                     All Shares which may be issued upon the due exercise (including payment in full of the Exercise Price) of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable Canadian, provincial, U.S. Federal and state securities laws or under the Shareholder Agreement.

(ii)                                  The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of Preferred Shares and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Preferred Shares into or for such other securities.

(iii)                               The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the Shares, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Company’s Charter or By-laws, does not contravene any law or governmental rule, regulation or order applicable to it, does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and this Warrant Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(iv)                              No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any provincial, state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the 1933 Act, if applicable, and any filing required by applicable state securities law.

(b) Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that it and each of its affiliated funds is an “accredited investor” for purposes of both Canadian and United States securities legislation and regulations.

(c) Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Shares, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Common Shares any additional shares of any class or series or other rights; (c) to effect any reclassification or recapitalization of its Common Shares; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 30 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 30 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

(d) Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within one-hundred and twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company or if there are no such requirements (or if the subject loan(s) no longer are outstanding), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

(e) Registration Rights. In conjunction with the issuance of the Warrant, the Company shall use commercially reasonable efforts to amend the Registration Rights Agreement dated as of April 1, 2008 or obtain the necessary consents in order to make Holder a party thereto, with registration rights that are pari passu with the rights of all other Holders of registration rights .

5.          MISCELLANEOUS.

(a) Non-Residents. Notwithstanding anything herein contained, and taking into consideration any right that Non-Residents (as defined in the Shareholder Agreement) may have under any contract, in equity or otherwise, either immediately or in the future and either absolutely or contingently, to acquire shares of the Company, in no event shall the Company be required to issue voting securities to any Holder who is a Non-Resident if such issuance would result in Non-Residents holding, immediately or in the future, absolutely or contingently, directly or indirectly, individually or in the aggregate, more than 45% of all voting rights attached to the shares of the Company. The provisions of Section 5.13 of the Shareholder Agreement shall apply, mutatis mutandis, to any Shares or other securities issued pursuant to this Warrant.

(b) Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 2(c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 2(b) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

(c) Acknowledgment; Legends. The Holder acknowledges that: (i) the issue of the Shares is conditional upon the availability of an exemption from the prospectus and registration requirements of applicable securities legislation, regulations, rules and policies; (ii) the Shares are subject to resale restrictions under applicable securities legislation, regulations, rules and policies; (iii) further exemption from the prospectus and registration requirements of applicable securities legislation, regulations, rules and policies will be needed in order to sell the Shares; and (iv) this Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the form of the legend on the first page of this Warrant.

(d) Compliance with Securities Laws on Transfer. This Warrant may not be transferred or assigned in whole or in part without compliance with applicable Canadian, U.S. Federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and, if requested by the Company, appropriate legal opinions; provided that the Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder).

(e) Transfer Procedure. This Warrant may not be transferred or assigned in whole or in part without the prior written consent of the company, acting reasonably, provided however that, subject to the provisions of Section 5(c) and 5(d), Holder may transfer all but not less than all of this Warrant at any time to any affiliate of Holder by giving the Company notice of the proposed transfer, setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee. Upon reissuance to the transferee, the Warrant will not be transferable or assignable in whole or in part by the transferee without the prior written consent of the Company.

(f) Shareholder Agreement. Nothing herein contained shall be construed as conferring upon the Holder any right or interest as a holder of shares of the Company or any other right or interest except as specifically herein provided.  Upon exercise of the Warrant, in whole or in part, the Holder hereby agrees to execute an agreement to be bound by the terms of the Shareholder Agreement.

(g) Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder at 600 California Street, 6th Floor, San Francisco CA 94108, Attention: General Counsel.

(h) Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(i) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Holder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Holder or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Warrant.

(j) Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

(k) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Preferred Shares to be executed by its duly authorized representative as of the date first above written.

COMPANY
ENERKEM INC.

By:	/s/ Vincent Chornet
Name:	Vincent Chornet
Title:	Chief Executive Officer

HOLDER
ATEL VENTURES, INC., Trustee

By:	/s/ Paritosh K. Choksi
Name:	Paritosh K. Choksi
Title:	Executive Vice President

APPENDIX 1

NOTICE OF EXERCISE

1.                                       The undersigned hereby elects to purchase                                Series 3 Class Preferred Shares of Enerkem Inc. pursuant to Section 2(a) of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

1.                                       The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 2(b) of the attached Warrant.  This conversion is exercised with respect to                          of the Series 3 Class Preferred Shares of Enerkem Inc.

[Strike paragraph that does not apply.]

2.                                       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3.                                       The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Date)	(Signature)